Exhibit 3.288

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:15 PM 02/22/2002 020118951 – 3496778

CERTIFICATE OF FORMATION

OF

MESQUITE HMA GENERAL, LLC

The undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies that:

FIRST:	The name of the limited liability company is Mesquite HMA General, LLC (the “Company”).

SECOND:	The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 22nd day of February, 2002.

Authorized Person:

/s/ Timothy R. Parry
Timothy R. Parry, Esq.
Senior Vice President and General Counsel
Health Management Associates, Inc.
5811 Pelican Bay Boulevard, Suite 500
Naples, Florida 34108-2710